G. Cattle 10.57

URANIUM MINING LEASE

This Agreement made this 29th day of May, 2007 by and between Graham Cattle Company Ltd, Of 122 E. Terra Alta,Suite 16, San Antonio, Texas 78209 and William Claude Fuchs of 3885 Tusico Place, Fairfax, Virginia, 22030, hereinafter called "Lessor" (whether one or more), and Uranium Energy Corp. of 9801 Anderson Mill Rd., Suite 230, Austin, Texas 78750, a Nevada Corporation, authorized to conduct business in Texas hereinafter called "Lessee."

WITNESSETH:

1. That Lessor, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, and in further consideration of the covenants and agreements of Lessee hereinafter contained, has granted, demised, leased and let and by these presents does grant, demise, lease and let exclusively unto Lessee, its successors or assigns, the lands described herein (hereinafter called "Leased Premises"), including all necessary rights, for the purposes of exploring for compounds, solutions, mixtures and source materials, or any of them, containing such substances including without limitation, uranium ore and uranium oxide ore and associated minerals and all other valuable metals, minerals and ores, whether similar or dissimilar to those mentioned, which are necessarily produced along with the ore or in solution with, or in any manner incidental to the production of the foregoing substances (hereinafter called "Leased Substances") mined, extracted, produced, saved and marketed from Leased Premises, described as follows:

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

331.98 acres more or less formerly called 327.9065 acres as recorded in Vol. 116 page 433 of the Deed of Records Goliad County, Texas under Oil, Gas and Mineral Lease dated March 20, 2002 made effective April 6, 2002 from Graham Cattle Company, Ltd. To C B Energy LLC, part of the Abel Sigmon Survey, A-251 located in Goliad County, Texas, described in two tracts, in Partition Deed by and between Edward J. Fuchs Et Al and Phillip J. Fuchs Et Al dated July 17, 1969. Recorded in Vol. 238, Page 535, Deed Records of Goliad County, Texas, to which instrument reference is here made for a more particular description of said land.

For the purpose of calculating payments hereinafter provided for based on acreage, the land covered hereby is deemed to comprise 331.98 acres, whether it actually comprises more or less.

For the same consideration, Lessor grants to Lessee the right and privilege, at Lessee's option, to operate the Leased Premises for Leased Substances with other lands adjoining or in the vicinity thereof as a Surface Mining Unit or Solution Mining Unit in accordance with the provisions of this Lease and also, insofar as Lessor has the right and title to do so, Lessor grants and leases to Lessee said Leased Premises for all of the uses and purposes above stated.

2. This lease shall remain in effect for an initial primary term of five (5) years from this date in consideration of the sum of $100.00 per mineral acre paid initially at signing and throughout this extended primary term provided to at Section 3 below, if the option to extend the primary term is exercised by Lessee, and for so long as Leased Substances are being drain, processed or marketed from the Leased Premises or from lands with which they may be unitized as herein provided if, at the end of said initial or extended primary term, Lessee is engaged in actual development of a production unit of Leased Substances from the Leased Premises or from lands with which they may be unitized, but has not yet obtained actual production. Lessee shall not be allowed a reasonable time within which to complete said mine development and commence actual production. If production is so commenced, this Lease shall continue as though production had commenced prior to the end of said initial or extended primary term.

No temporary cessation in production of Leased Substances from any cause shall work a termination of this Lease, but Lessee shall exercise diligence in remedying or removing the cause of temporary cessation. Lessee may also, at its sole discretion, suspend the mining of Leased Substances from the Leased Premises at any time and from time to time, but if suspension of operations is caused by loss of a market or lack of a market satisfactory to Lessee, Lessee shall use diligence in searching for a satisfactory market for the Leased Substances during any such period of suspension. Also, for periods during which production of Leased Substances is suspended, Lessee shall be obliged to pay rent the figure of $6,500.00 per year, and such payment will continue this Lease in full force and effect. The delayed rental payment shall not become effective until the expiration of primary lease period and if exercised the secondary option term.

3. On each anniversary date of this Lease during the initial primary term, Lessee shall pay Lessor as rent for the next ensuing Lease year the sum of $15.00 for each mineral acre covered by this Lease at the time such payment is due. Additionally, Lessee shall have and is hereby granted the option, without obligation to exercise same, to extend the primary term of this Lease for an additional five (5) years by paying, on the fifth anniversary date hereof, rent for the next ensuing Lease year in the amount of $75.00 for each mineral acre covered by this Lease at the time payment is due. On each anniversary date thereafter during such extended primary term, Lessee shall pay Lessor rent for the next ensuing Lease year in the amount of $15.00 for each mineral acre covered by this Lease at the time payment is due.

4. Payment of royalties which become due to Lessor under this lease shall be made monthly on or before the last day of the end of the month, but no later than 90 days after production is commenced. Lessor's royalty shall bear Lessor's proportionate share of any tax levied on the ownership, mining, production, processing, severance or sale of the Leased Substances, and Lessee may, at Lessee's selection, withhold from any royalty payment Lessor's proportionate share of any such tax or fee and pay it directly to the taxing authority. The term "net proceeds" used herein shall mean the actual selling price after deduction for taxes only. Royalty shall bear no costs including that of production, transportation, marketing, or any other fees associated with the production, sale and storage of any mined mineral. No royalty is reserved on Leased Substances not mined or produced in commercially useful quantities. Subject to the foregoing, Lessor reserves as royalty the following after deduction for taxes only: Royalty is reserved on all quantities of Ore or Leased Substances sold or removed from Lessor's location.

When the sale price of uranium (yellowcake) is:	Royalty:
Less than $25.00 per pound	6.00%
More than $25.00, but less than $30.00 per pound	7.00%
More than $30.00, but less than $35.00 per pound	8.00%
More than $35.00, but less than $40.00 per pound	9.00%
More than $40.00, but less than $60.00 per pound	10.00%
More than $60.00, but less than $80.00 per pound	11.00%
More than $80.00	12.00%

Except in the event of unitization as herein provided, Lessee shall exercise its best efforts to keep ore and Leased Substances produced from the Leased Premises separate and apart from ore and Leased Substances mined and removed from other lands until such ore and Leased Substances have been measured and assayed, in order that payment of royalty to Lessor may reflect the quantity and quality of ore and Leased Substances mined and removed from the Leased Premises. In solution mining, Lessee shall measure the solution volume and mineral content thereof prior to the commingling of such solution with that produced from other lands. Measurement of solution by volume and mineral content from any Mining Unit covered under paragraph 9.2 shall likewise be accomplished prior to the commingling of such solution with that produced from other lands or Mining Units. Lessee's duty to keep from commingling shall terminate after measuring and assaying in accordance with the then prevailing

standards, and Lessee shall have sole discretion to utilize standard blending practices prior to sale with respect to all Ore and Leased Substances.

After proper measurements have been made, Lessee may commingle outside ore and substances with Ore and Leased Substances produced hereunder for the purpose of using any plant facilities constructed on Leased Premises to refine, process or extract uranium or other substances from ore, resin, uranium-enriched lacquers (eluant) tailings or other residues.

5. All payments made under this Lease may be paid or tendered to Lessor or to Lessor's credit in Broadway Bank, which bank and its successors, are hereby made the agents of Lessor to receive all royalties herein provided for and shall continue as the depository regardless of changes in the ownership of said land or the right to receive said royalties. If such bank or any successor bank should fail, liquidate or be succeeded by another bank, or for any reason fail to accept a payment, Lessee shall not be held in default for failure to make or render same until thirty (30) days after Lessor shall deliver to Lessee a proper recordable instrument naming another bank as agent to receive such payments or tenders.

All payments or tenders may be made by delivering or mailing check or draft, and the depositing of such cash, check or draft in any post office addressed to the depository bank or Lessor (at Lessor's last known address as shown by Lessee's records) shall be deemed payment or tender as herein provided.

No change or division in ownership of the Leases Premises or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No such change or division in the ownership of the Leased Premises or royalties shall be binding upon Lessee for any purpose until forty-five (45) days after the person acquiring any interest shall furnish Lessee at Lessee's principal place of business with the instrument or instruments or certified copies thereof, evidencing such change, transfer or division of ownership, provided that Lessee may at its election, recognize any such change or division prior to the expiration of said forty-five (45)-day period of time and make payment to the new owners.

If Lessor owns a lesser interest in the Leased Substances in the lands covered by this Lease than the entire and undivided fee simple estate therein, then whether or not such interest is referred to or described herein, all royalties and damages herein provided for shall be paid Lessor only in the proportion which Lessor's interest bears to the whole and undivided fee simple estate in the Leased Substances.

6. Lessee agrees to pay Lessor for the use of and/or damages to the Leased Premises the following sums:

(a) Lessee shall pay to Lessor the sum of One Hundred dollars ($100.00) for each exploratory hole dug or drilled on the Leased Premises. Operations in crop fields shall be conducted only after approval of Lessor so as not to conflict with normal farming operations, and Lessor will not unreasonably withhold consent or approval. Damage payment within the confines of agreed crop fields shall be one hundred dollars ($100.00) for each exploratory hole drilled.

(b) In the event Lessee engages in solution mining, Lessee shall pay to Lessor a one time sum of $1,500.00 dollars per acre for the use of each acre of the Leased Premises included within the confines of a production wellfield pattern and $3,000.00 per acre as a one time payment for pits, shaft, stockpile, temporary waste dump, pads, operations sites or roads for such operations by Lessee.

(c) In the event Lessee engages in surface mining or any mining method which opens the surface, Lessee shall pay to Lessor the sum of 150% of the then fair market value in dollars per acre for each acre of the Leased Premises included within the confines of any open pit, shaft, stockpile, waste dump or road.

(d) Lessee shall pay Lessor the fair market value or, at Lessee's option, make a replacement of any fence, building, road, livestock or other personal property of Lessor that may be damaged or destroyed in the course of Lessee's exercise of the rights granted hereunder.

Such payment or replacement shall be accepted by Lessor as full and complete compensation for the damage, destruction or loss of use of such property. Any obligation of Lessee under the provisions of this section shall be limited to and measured by Lessor's interest in and ownership of the surface and surface improvements in respect to which any payment is provided. If Lessor owns only a separate estate in the Leased Substances, the provisions of this section shall not inure to the benefit of the owner of the surface estate as a third party beneficiary. However, Lessee agrees to bear and pay all damages to the surface arising out of Lessee's operations which Lessor, as owner of a separate mineral estate, may be legally obligated to pay.

7. Lessee shall, regardless of the method of mining utilized, conduct all its operations on the Leased Premises in compliance with applicable laws and with rules and orders of regulatory agencies having jurisdiction, including those for protection of the environment, prevention of water pollution and reclamation of the mined land.

8. The nature, manner and extent of operations, if any, by Lessee under this Lease shall always be at Lessee's sole discretion, provided only that all of said operations shall be conducted by Lessee in compliance with good mining practices As defined by the State of Texas Regulatory Agencies which govern Lessee's operations and any reasonable prudent operator would conduct such operations. Lessor acknowledges that there shall be no implied obligation upon Lessee to commence development of the Leased Premises for production of Leased Substances, nor to develop and mine said lands at any particular rate, nor to continue operations for the production of Leased Substances.

9. Lessee is granted the right, at Lessee's option, either by itself or jointly with another operator, to create at any time during the term of this Lease, a Mining Unit to include all or any part of the Leased Premises as follows:

9.1 In no event shall Lessee engage in surface mining.

9.2 In the event that Lessee shall engage in solution mining, such Mining Unit may be created by pooling and combining acreage from the Leased Premises with acreage from other lands for the purpose of operating a drilling pattern setup for such solution mining. In such event, Lessee shall have the location of such drilling pattern accurately surveyed, with a determination of the position of the property line or lines of the properties involved and shall furnish a copy of such survey to Lessor. The allocation of royalties payable on Leased Substances produced from material recovered from the production well or wells involved in such drilling pattern shall (subject to the option provided for in 9.3 below) be computed on the basis of surface acreage, Lessor's portion thereof to be in the same proportion that the acreage of the Leased Premises included in such Mining Unit bears to the total acreage included in such Mining Unit. It shall be conclusively presumed that the Leased Substances produced were produced uniformly from within the boundaries of such Mining Unit.

9.3 In the event that Lessee shall engage in solution mining and has created a Mining Unit in accordance with above, then Lessee, at Lessee's sole option with consent of Lessor and Lessor's consent shall not unreasonably withhold such consent, may elect to determine the estimated recoverable Leased Substances available for mining from each of the respective tracts included in the Mining Unit and the percentage of the total of such Leased Substances which is contained in each tract of the Mining Unit outlined by subsurface ore analysis as outlined by the core wells drilled defining the Mining Unit. Should Lessor and Lessee disagree on the estimated recoverable Leased Substances available for mining, Lessee shall provide all data available to Lessee to Lessor for an independent evaluation of recoverable Leased Substances, with the independent evaluation carrying the

greater weight of validity. Lessor and Lessee shall agree to independent evaluation only qualified person(s) approved by Lessor and Lessee.

10. Failure by Lessee to perform or comply with any of the terms, provisions or conditions of this Lease, express or implied, shall not automatically terminate this Lease nor render it null and void; but in case of such failure, Lessor may notify Lessee in writing thereof and Lessee shall have a period of ninety (90) days after receipt of such notice within which to cure same and, except as otherwise provided in Section 11 hereof, if same shall not have been cured within such time, Lessor may seek a judicial declaration of default and conditional termination of this Lease. However, Lessee shall have only thirty (30) days after receipt of written notice of its failure to pay rent or royalty when due in which to cure same, except that if the amount of any royalty payment is in dispute, then such failure of Lessee to pay the disputed royalty shall be dealt with as provided in Section 12 below. Lessor reserves the right to waive any default or breach of conditions contained herein, but any such waiver shall extend only to the particular breach so waived and shall not limit the rights of Lessor with respect to any future default or breach. Lessor's failure to notify Lessee of any default shall not act as a waiver for such default. Should Lessor have to pursue a judicial remedy in the event of Lessee's breach and succeeds, then Lessee shall pay Lessor's attorney fees in addition to any additional remedies granted by the court.

11. The failure to perform or to comply with any of the covenants or conditions hereof on the part of the Lessee shall not be a ground for cancellation or termination or forfeiture hereof, during such time as such failure to perform is caused or compliance is prevented by severe weather, explosion, unusual mining casualty, plant shutdown, damage to or destruction of plant or plant facility, fire, flood, rule of order of civil or military authority, delay of regulatory authority in issuing necessary permits, insurrection, riots, strikes, inability after diligent effort to obtain competent workmen or material acts of God, or any circumstances or conditions beyond the control of Lessee, whether or not similar to those specified, and Lessee shall be excused from and not held liable for such failure to perform or to comply. The definition of CONTROL shall be "Power or authority ot manage, direct superintend, restrict, regulate, govern, administer or oversee." The provisions of this Section 11 shall not apply to any failure of Lessee to pay rent or royalty.

12. In case of suit, adverse claim, dispute or question as to the ownership of any payments (or some part thereof) to be made by Lessee under this Lease, Lessee may suspend payment thereof (or the part thereof in doubt) without interest, and shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally adjudicated or otherwise resolved, and Lessee shall have thirty (30) days after being furnished with the original instrument or instruments disposing of such suit, claim or dispute (or certified copy or copies thereof) or after being furnished with proof sufficient, in Lessee's opinion, to settle such question within which to make payment.

13. Lessor hereby warrants and agrees to defend the title to the Leased Substances and lands herein described against anyone whomsoever, provided that if Lessor's interest is specified in this Lease to be a fractional interest only, this warranty of title shall be limited to Lessor's specified interest but any after-acquired title of Lessor shall inure to the benefit of Lessee regardless of any specification of the interest now held by Lessor. Lessee may purchase or lease the rights of any party claiming any interest in said land and execute such rights at any time to discharge any mortgage, tax or other lien on said lands and be subrogated to the rights of the holder thereof, and any payments made by Lessee for such purpose may be deducted from any amounts of money payable to Lessor under this Lease.

14. The rights of either party hereunder may be assigned in whole or in part. Lessee may sublease its interest in whole or in part. In the event of an assignment by Lessee, to the extent of such assignment, Lessee shall not be relieved and discharged from any liability to Lessor thereafter accruing upon any of the covenants or conditions of this Lease, either express or implied. Lessor shall not unreasonably grant its consent to any assignment by Lessee after full disclosure of assignment and assignee.

15. Lessee may at any time and from time to time execute and deliver to Lessor, or place of record, a release or releases covering all or any portion or portions of the Leased Premises (except for any part of the Lease committed to a Mining Unit which, under the provisions of Section 9 above, may not be eliminated from the unit) and thereby surrender this Lease as to all of such portion or portions and terminate, from and after the date of release and surrender, all obligations as to the acreage surrendered except royalty obligations accrued as of the day of the surrender.

16. This lease and all provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns. Reference herein to "Lessor" and "Lessee" shall include reference to their respective heirs, executors, administrators, successors and assigns. Should any one or more of the parties named as Lessor fail to execute this Lease, it shall nevertheless be binding upon the party or parties executing the same.

The addendum that is attached hereto is hereby made a part hereof as Section 17.

IN WITNESS WHEREOF, this Lease is executed as of the day and year first above written.

Pamela G. Lewis
___________________________ ___________________________

Pamela G. Lewis, Lessor
Managing Partner for Gracatco, LLC
Gracatco, LLC General Partner for
Graham Cattle Company, Ltd

William C. Fuchs
___________________________ ___________________________

William Claude Fuchs, Lessor
Individually

____

Uranium Energy Corp.

ACKNOWLEDGEMENTS

STATE OF TEXAS NC §
§
COUNTY OF BEXAR Harnett §

Before me, the undersigned authority, on this day personally appeared Pamela G Lewis, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this 1 day of June, 2007.

OFFICIAL SEAL
Notary Public, North Carolina
County of Harnett
LORI S. PERKINS
My Commission Expires March 6, 2010

Lori S Perkins
Notary Public in and for the State of Texas NC

COMMONWEALTH OF VIRGINIA §
§
CITY OF FAIRFAX §

Before me, the undersigned authority, on this day personally appeared William Fuchs, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this 5 day of June, 2007.

Notary Public in and for the Commonwealth of Virginia

STATE OF ________ §
§
COUNTY OF ________ §

Before me, the undersigned authority, on this day personally appeared _____, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this ______ day of ____________, 2007.

Notary Public in and for the State of Texas

STATE OF ________ §
§
COUNTY OF ________ §

Before me, the undersigned authority, on this day personally appeared ________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this ______ day of ____________, 2007.

Notary Public in and for the State of Texas

ADDENDUM SECTION 17

17. Other Provisions:

(a) If Lessee exercises its right to extend this Lease for an additional five (5) years as provided for in Paragraph 3, then this Lease must be extended as to not less than All of the 331.98 acres or all of the acreage included in the original lease plus any additional acres added.

(b) Notwithstanding any provisions of this Lease to the contrary, in addition to the obligations imposed by Article 6, Lessee shall fill all test holes drilled on the Leased Premises and otherwise restore the surface such that Lessor shall be able to use the Leased Premises for any purpose for which the Leased Premises were reasonably suited prior to the commencement of Lessee's operations. Upon abandonment of any well drilled for the purpose of producing uranium ores by the leaching process, Lessee shall, at its own expense, plug and abandon the same in accordance with the rules and regulations of the appropriate regulatory commission having jurisdiction, and cut off all casing at least (3') feet below the surface of the ground.

(c) Before abandoning any well capable of being used as a water well, Lessee shall offer the same to Lessor, and if Lessor elects to accept same, Lessee shall turn said well over to Lessor with the casing intact, and Lessee shall then be relieved of any further liability for said well.

(d) Lessee shall notify Lessor before entering said premises to conduct any operations. Such notice shall be directed to Lessor at 3165 McCrory Pl., Ste. 101 Orlando, Florida 32803, phone 407-897-1116. Likewise, Lessor shall notify Lessee of any lease (including hunting, grazing or oil and gas) executed by them during the term of this Lease in order that operations of each party entitled to be on said land may be coordinated. Lessee shall deal directly with Lessor on any issues pertaining to any additional leases on Lessor's property.

(e) Lessee shall make reasonable efforts to conduct its operations in such a manner as to avoid cutting any trees; provided, however, Lessee may remove any tree that would unreasonably hinder it in conducting its operations in an efficient manner. These trees shall bear a cost of $250.00 for any Oak trees three (3) inches in diameter, $1,000.00 for any Oak tree six (6) inches in diameter, $2,500.00 for any Oak tree twelve (12) inches in diameter. Lessee shall conduct a survey prior to removing any trees and notify Lessor of any trees that need to be removed. Lessor shall be timely notified for this survey.

(f) Ingress and egress for any purpose shall be at a place designated by Lessor, but Lessor shall not make any unreasonable demands in selection of such place of ingress and egress. Lessee shall install a 16-foot cattle guard at point of entrance and wherever a fence is crossed with a swinging bar across same, capable of being locked and turning livestock. Any access to off road areas desired by Lessee shall be constructed of Lessor approved materials and Lessor approved routes. Any temporary roads desired by Lessee shall be pre-approved by Lessor. In any event, all routes on Lessor's property shall be pre-approved by Lessor prior to usage by Lessee. Where hog proof fences are in place lessee shall provide and maintain hog proof gates for access. Approved materials for road construction shall be caliche or aggregate with soil capable of maintaining a roadbed with sufficient rise where water would not be able to stand.

(g) Lessee shall repair or replace all fences damaged by its operations with same materials and design so as to restore fence to original condition or a condition approved by Lessor if deemed so and Lessor shall not unreasonably withhold approval

(h) Lessee agrees that no method of open pit mining shall be employed to extract Ore or Leased substances from any lands covered by this Lease.

(i) Lessee agrees to pay as damages $25.00 per rod for pipeline rightaways constructed for the transportation of Lessor's uranium to the production facility. All pipelines outside fenced production area shall be buried below plow depth (3'), if governmental agencies allow for burial of said line.

(j) Lessee agrees to indemnify, defend and hold harmless Lessors, their heirs, administrators, successors or assigns from and against any and all claims for damages that are directly related to and resulting from Lessee's operations made against Lessors by third parties (including surface owners) or by Lessee or any of its employees, agents, invitees or licensees, or by any contractor or person using the premises by virtue of this Lease.

(k) Lessee will, as a part of the Texas Commission on Environmental Quality (TCEQ) in-situ mine permitting process, be required to establish baseline groundwater parameters in order to determine pre-mining groundwater quality. Upon termination of in-situ mining operations, Lessee shall restore the portions of acquifers involved in mining operations in the manner required by state, county and federal regulations.

(l) Lessee shall not have free use of water (except water from Lessor's wells, tanks and reservoirs) for all operations hereunder; however, Lessee shall have the right to test water from these sources. Exploration, solution mining and restoration operations wherever situated on the Leased Land shall be conducted so not to damage or destroy any water supply facility of lessor. For purposes of this lease, "water supply facility" shall include wells, tanks and reservoirs. In the event, however, that such activity, in order to properly explore solution mine and develop said Leased Land should result in damage to or in destruction of any such water supply facility, then Lessee, at Lessee's option with consent from Lessor and such consent shall not be unreasonably withheld, shall repair, restore or replace any such well, tank, or reservoir so damaged or destroyed, with reasonable diligence and dispatch, weather permitting, or if restoration or replacement is determined by Lessee not to be feasible then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained. Such compensation for any damage under this provision shall be determined by a party designated by the Lessor. Any such water supply facility so repaired, restored or replaced shall be of a capacity and quality equal to that which was damaged or destroyed. Lessee agrees to provide lessor with water test data consistent with periodic reporting requirements of the Texas Commission on Environmental Quality. Lessor shall have the right to make the determination whether to allow Lessee to use subterranean water after a determination on the amount of water needed for Lessee operations, such consent shall not be unreasonably withheld. Lessee shall pay any proposed aquifer tax whether county or state if levied, that is based upon water usage over and above Lessor's current use on subject leased lands.

(m) Lessee agrees to abide by applicable county, state and federal regulatory agency permit and operations requirements for mining, production and restoration (underground and surface). When production and underground restoration is completed in any given wellfield located on leased premises, and release is granted as to satisfaction of all regulatory requirements, Lessee will proceed with the surface restoration in a prudent and timely manner as required by law to satisfy applicable regulatory requirements. Surface restoration shall be defined to include but not limited to the following: remove equipment, plug back, restore and reseed the surface, remove temporary fencing, remove roads, remove cattle guards, etc. to the mutual and reasonable satisfaction of both Lessee and Lessor. Lessor, at his option may elect to retain portions of roads or fences or other improvements for his future use. The costs to complete all restoration shall be borne by the Lessee. In addition, Lessee warrants that any cash bond requirements imposed by applicable federal and state agencies shall be in place prior to production operations, specifically, but not limited to, the TCEQ.

(n) Lessor is at the time of this agreement purchasing an eleven acre tract of land more or less that is located in Goliad County, Texas and is contiguous and borders on all sides of Lessor's acreage with the exception of the Colleto Creek of the above described property. Upon completion of the purchase of this tract, Lessee shall lease the supplemental tract on the same terms and conditions as above and made a part hereof.

(o) Lessor shall have access to all of Lessee's geological data, cores, maps, logs and analysis of Lessor's acreage. Additionally, Lessor shall have access to all of Lessee's production and sale data. All of the information provided to Lessor shall be kept in confidence and not disseminated to third parties without Lessee's consent. Lessee's consent shall not be unreasonably withheld.

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

MEMORANDUM OF URANIUM MINING LEASE

THE STATE OF TEXAS §
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF GOLIAD §

GRAHAM CATTLE COMPANY LTD., 122 E. Terra Alta, Ste. 16, San Antonio, Texas 78209 and William Claude Fuchs of 3885 Tusico Place, Fairfax, Virginia 22030, "Lessor", and **Uranium Energy Corp** of 9801 Anderson Mill Rd., Suite 230, Austin, Texas 78750, "Lessee", do hereby acknowledge and give notice that the Lessor herein has entered into an Uranium Mining Lease with Lessee, covering all Lessor's undivided interest in the lands and premises situated in Goliad County, Texas, to-wit:

331.98 acres more or less formerly called 327.9065 acres as recorded in Vol. 116 page 433 of the Deed of Records Goliad County, Texas under Oil, Gas and Mineral Lease dated March 20, 2002 made effective April 6, 2002 from Graham Cattle Company, Ltd. To C B Energy LLC, part of the Abel Sigmon Survey, A-251 located in Goliad County, Texas, described in two tracts, in Partition Deed by and between Edward J. Fuchs Et Al and Phillip J. Fuchs Et Al dated July 17, 1969. Recorded in Vol. 238, Page 535, Deed Records of Goliad County, Texas, to which instrument reference is here made for a more particular description of said land.

It is expressly provided that this Lease covers only uranium ore and uranium oxide ore as are necessarily produced with, and incidental to, the production of uranium ore or uranium oxide ore.

Said Uranium Mining Lease is dated May 29, 2007, and provides for a primary term of five (5) years, with an option of a second term of five (5) years and subject to all the terms and provisions as set out in said Lease. A duplicate original or copy of such Uranium Mining Lease is in the possession of both Lessor and Lessee.

This notice is given to place every person on notice of the existence of said Uranium Mining Lease, and all of the terms, provisions and conditions thereof, and this notice is given in lieu of filing the original of such Oil, Gas and Mineral Lease.

Executed this ____ day of _____ 2007.

LESSOR

GRAHAM CATTLE COMPANY LTD.
GRACATCO, LLC General Partner

By: Pamela Graham Lewis
Pamela Graham Lewis., Manager

By: William C Fuchs
William Claude Fuchs, Individual

LESSEE

Uranium Energy Corp

By: ______________

ACKNOWLEDGMENTS

to Memorandum of Uranium Mining Lease dated May 29, 2007, between GRAHAM CATTLE COMPANY, LTD. and William Claude Fuchs as Lessor, and Uranium Energy Corp, as Lessee, covering 331.98 acres of land, more or less, out of the Abel Sigmon Survey, A-251, Goliad County, Texas.

STATE OF TEXAS / NC
COUNTY OF BEXAR / Harnett

This instrument was acknowledged before me on the ___1___ day of ~~May~~ June 2007 by Pamela G. Lewis, as Manager of GRACATCO, LTD., General Partner of **GRAHAM CATTLE COMPANY LTD.**, on behalf of said partnership.

OFFICIAL SEAL
Notary Public, North Carolina
County of Harnett
LORI S. PERKINS
My Commission Expires March 6, 2010

Lori S Perkins
Notary Public for the State of ~~Texas~~ NC

COMMONWEALTH OF VIRGINIA

CITY OF FAIRFAX

This instrument was acknowledged before me on the 5 day of June, 2007 by William Claude Fuchs, as an individual and who has produced a Virginia Drivers License for identification.

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Notary Public for the Commonwealth of Virginia

STATE OF TEXAS

COUNTY OF TRAVIS

This instrument was acknowledged before me on the ________ day of ________, 2007

by ________________________, as ________________________ of Uranium Energy Corp.

on behalf of said corporation.

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Notary Public, State of Texas